Staysail Series Trust 485BPOS

Exhibit 99.(p)(2)

Brandywine Asset Management, Inc. — Code of Ethics

BRANDYWINE ASSET MANAGEMENT, INC. — CODE OF ETHICS

This Code of Ethics (the “Code”) is adopted by Brandywine Asset Management, Inc. (“Adviser”) pursuant to Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”). Adviser serves as investment adviser to each series (each, a “Series”) of Staysail Series Trust, a registered investment company (the “Trust”), and to Safer Equity Fund, LP (the “Private Fund” and, together with each Series, the “Funds”). The Trust separately maintains its own code of ethics applicable to the Trust’s Trustees and other Trust-level access persons; this Code governs the personal trading and conduct of Adviser’s own officers, directors, and employees only, consistent with Adviser’s own obligations as an investment adviser to the Trust under Rule 17j-1 and as a registered investment adviser under Rule 204A-1. All Adviser personnel must conduct their personal investing activities in a manner that avoids actual or potential conflicts of interest with the Funds and Adviser itself. No employee may use his or her position with Adviser, or any investment opportunity of which he or she learns because of that position, to the detriment of a Fund or Adviser.

Adviser has adopted the following policies and procedures to meet its responsibilities to the Funds and to comply with the rules of the U.S. Securities and Exchange Commission (the “SEC”). Violations may result in the SEC or state regulators taking law enforcement action against Adviser and its employees and/or Adviser taking disciplinary action against any employee involved in the violation, up to and including termination of employment. All employees should read and understand these requirements. This Code forms part of Adviser’s compliance policies and procedures manual (the “Manual”) and is administered by Adviser’s Chief Compliance Officer (the “Adviser CCO”).

A. Use of Firm Funds or Property

Adviser’s policy is to require each employee to account for the use of funds and property belonging to Adviser, to prohibit the personal use of these funds or property, and to prohibit questionable or unethical disposition of firm funds or property.

1. Personal Use of Firm Funds or Property

No employee may take, or permit any other employee to take, for personal use any funds or property belonging to Adviser. Misappropriation of funds or property is theft and, in addition to possible criminal and civil penalties, will result in disciplinary action up to and including termination of employment.

Brandywine Asset Management, Inc. — Code of Ethics

2. Payments to Others

No firm funds or property may be used for any unlawful or unethical purpose, nor may any employee attempt to purchase privileges or special benefits through payment of bribes, kickbacks, or any other form of “payoff.”

3. Improper Expenditures

No payment by or on behalf of Adviser will be approved or made if any part of the payment is to be used for any purpose other than that described in the documents supporting the payment. Adviser maintains records that, in reasonable detail, accurately and fairly reflect the transactions they describe and the disposition of any firm funds or property.

Any questions concerning the propriety of any use of firm funds or property should be directed to the Adviser CCO.

B. Conflicts of Interest and Firm Opportunities

It is not possible to provide a precise or comprehensive definition of a conflict of interest. One factor common to all conflicts is the possibility that an employee’s actions or decisions will be affected because of actual or potential differences between the interests of Adviser, a Fund, or an affiliate, and the employee’s own personal interests. A situation may involve a conflict of interest even if it results in no financial loss to Adviser or a Fund and no gain to the employee. Activities that may reflect poorly on an employee’s integrity or limit the employee’s ability to discharge job duties ethically include:

●	Simultaneous employment by another firm, particularly a competitor or vendor of Adviser;

●	Carrying on Adviser business with a firm in which the employee or a close relative has a substantial ownership interest;

●	Holding a substantial interest in, or participating in the management of, a firm from which Adviser makes purchases;

●	Borrowing money from a service provider or other firm with which Adviser does business, other than a recognized lending institution;

●	Accepting substantial gifts or excessive entertainment from an outside organization;

●	Participating in outside activities where confidential Adviser or Fund information may be divulged; and

●	Misusing privileged information or revealing confidential data to outsiders.

Employees should avoid outside employment or business activities, including personal investments, that interfere with their duties to Adviser, divide their loyalty, or create or appear to create a conflict of interest. Each employee should promptly report any actual or potential conflict of interest to the Adviser CCO. The Adviser CCO’s determination as to whether a conflict exists, and whether it is harmful, is conclusive; any conflict the Adviser CCO determines to be harmful to a Fund or to Adviser’s reputation must be terminated.

Brandywine Asset Management, Inc. — Code of Ethics

1. Interest in Competitors or Service Providers

Except with the approval of the Adviser CCO, no employee, and no member of an employee’s Immediate Family (as defined in Section E), may serve as an employee, officer, director, or trustee of, or have a substantial interest in or business relationship with, a competitor of Adviser or a Fund service provider (other than an affiliate of Adviser) that could create a divided loyalty or its appearance.

2. Interest in Transactions

No employee or Immediate Family member may engage in a transaction involving Adviser or a Fund if the employee or Immediate Family member has a substantial interest in, or can benefit directly or indirectly from, the transaction (other than through the employee’s normal compensation), unless the Adviser CCO authorizes the transaction in writing.

3. Outside Employment or Service as a Director

No employee may be employed by, accept remuneration from, or perform services for (including as a director, trustee, or general partner) any person or entity other than Adviser or an affiliate, unless the Adviser CCO authorizes this in writing. The Adviser CCO will not, as a general matter, approve outside employment with any investment adviser, broker-dealer, bank, or other financial institution with which Adviser or a Fund competes or does business.

4. Diversion of Firm or Fund Business Opportunity

No employee may acquire, or derive personal gain or profit from, any business or investment opportunity (including an index-licensing, strategy, or product opportunity) that comes to the employee’s attention because of the employee’s association with Adviser, and in which the employee knows Adviser or a Fund might reasonably be expected to have an interest, without first disclosing the opportunity in writing to, and receiving specific written authorization from, the Adviser CCO.

C. Gifts, Entertainment, and Political Contributions

1. Gifts

No statute or rule under the Advisers Act specifically requires a registered investment adviser to adopt a gifts and entertainment policy; Adviser has nonetheless adopted this policy, which applies to all employees. Neither Adviser nor an employee may accept or provide any gift relating to Adviser’s business except as permitted by this policy. A useful guideline is whether the employee would be comfortable discussing the receipt or giving of the gift with the Board of the Trust; if not, the gift should not be accepted or given regardless of its value.

Brandywine Asset Management, Inc. — Code of Ethics

Adviser and its employees may accept gifts from any person providing services to Adviser or a Fund (e.g., broker-dealers, pricing vendors, law and accounting firms) that do not exceed an annual aggregate amount of $250 per recipient. Gifts received must be reported to the Adviser CCO and logged. Gifts exceeding the $250 annual aggregate must be returned, reimbursed at full value, or donated to a qualified charity within a reasonable time. Promotional items of nominal value (e.g., items bearing a vendor’s logo, or customary seasonal food items shared among employees) are not subject to this policy and do not count toward the $250 limit. Personal gifts marking a life event (e.g., a wedding or birth) are not subject to the $250 limit if they serve a purpose unconnected to Adviser business, are reasonable in proportion to the event, and are paid for by the giver personally rather than the giver’s employer.

2. Entertainment

Business entertainment is a customary business practice and is acceptable under this policy provided it is reasonable under the circumstances, has a business purpose, involves the presence of the giver or a representative of the giver’s organization, and is not so lavish, extravagant, or frequent as to raise a question of propriety. There is no fixed dollar limit on business entertainment, but entertainment given or received with a value exceeding $300 per employee per occasion must be reported to the Adviser CCO. If the giver or its representative is not present, the activity is treated as a gift rather than entertainment.

3. Political Contributions

Rule 206(4)-5 under the Advisers Act restricts the ability of Adviser and certain of its personnel to make political contributions to officials and candidates who can influence the award of government advisory business, and prohibits an adviser from receiving compensation for advisory services to a government entity for two years after a covered associate makes a triggering contribution. No political contribution may be made by Adviser, by any of its “covered associates,” or by an Immediate Family member of a covered associate, to any officeholder or candidate for public office, to any political action committee, or to any person collecting contributions for such an officeholder, candidate, or committee, without the prior written approval of the Adviser CCO.

A “covered associate” includes: any general partner, managing member, executive officer, or person with a similar function; any employee who solicits a government entity on Adviser’s behalf (or any person who supervises such an employee, directly or indirectly); and any political action committee controlled by Adviser or a covered associate. The Adviser CCO will generally consider potential political contributions only within the de minimis exception under Rule 206(4)-5(b)(1): up to $350 in the aggregate to any one official per election if the covered associate is entitled to vote for the official, and up to $150 in the aggregate to any one official per election if the covered associate is not entitled to vote for the official.

A covered associate who discovers that he or she, or an Immediate Family member, has made a contribution without prior approval must report this to the Adviser CCO immediately so that Adviser may evaluate whether the exception for certain returned contributions under Rule 206(4)-5(b)(3), or another remedy, is available. New employees must disclose their political contributions, and those of their Immediate Family, for the two years preceding hire to the Adviser CCO during onboarding. Adviser and its employees are prohibited from compensating any third person to solicit government entities for advisory business on Adviser’s behalf unless that person is, or is employed by, an SEC-registered investment adviser or broker-dealer. The Adviser CCO maintains records of covered associates, contributions, approvals, and any remediation, consistent with Rule 204-2(a)(18).

Brandywine Asset Management, Inc. — Code of Ethics

D. Outside Business Activities

Every employee must obtain the Adviser CCO’s prior written approval before engaging in any outside business activity, including service as an officer, director, trustee, or general partner of any entity other than Adviser or its affiliates, consistent with Section B.3.

E. Persons Covered by Personal Trading Requirements

All officers, directors, and employees of Adviser, and members of their Immediate Family who reside in their household, are subject to Adviser’s policies and procedures as to personal securities transactions (collectively, “Access Persons”), with any limited exceptions the Adviser CCO approves in writing. “Immediate Family” means a spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, or person with whom an Access Person has an adoptive or “in-law” relationship, or any other relative to whose support the Access Person materially contributes, in each case sharing the Access Person’s household.

F. Accounts and Transactions Covered

This Code covers personal securities accounts and transactions of each Access Person. Also covered are all securities and accounts in which an Access Person has “beneficial ownership,” which has the same meaning as in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) — generally, a person has beneficial ownership of a security if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in the security. A transaction by or for the account of a spouse or other Immediate Family member living in an Access Person’s household is treated the same as a transaction by the Access Person.

G. Securities Covered

All securities (and derivative forms thereof, including options and futures contracts) are covered by this Code, except: (1) securities that are direct obligations of the United States, such as Treasury bills, notes, and bonds, and derivatives thereof; and (2) shares of open-end mutual funds that are not advised or sub-advised by Adviser. Shares of each Series, interests in the Private Fund, shares of other closed-end funds, and unit investment trusts are covered securities under this Code.

Brandywine Asset Management, Inc. — Code of Ethics

H. Transactions Prohibited

The following prohibitions apply to Adviser’s Access Persons.

1. Front-Running or Scalping

Access Persons are not permitted to “front-run” any securities transaction of a Fund or Adviser, or to “scalp” by trading personally ahead of a Fund transaction with the intent of profiting from the anticipated market impact of that transaction.

2. Personal Trading in Fund Holdings

An Access Person may not purchase or sell a security that is a current holding of, or that the Access Person knows is under active consideration for purchase or sale by, any Fund, without first pre-clearing the transaction under Section I. This restriction applies with particular force to a security held by an actively managed Series, given the potential for an Access Person’s personal position to be affected by, or to appear to trade ahead of, a Fund’s portfolio or rebalancing activity.

3. Trading Parallel to or Against a Fund

Access Persons are prohibited from trading in the same or related securities as any Fund, either parallel to a transaction being effected for the Fund or against a trade being made for the Fund, except as permitted through the pre-clearance process in Section I.

4. Short Sales of a Security Held by a Fund

Access Persons may not engage in a short sale of any security held long by a Fund. A proposed short sale of a security not held by any Fund will be evaluated by the Adviser CCO under the pre-clearance process.

5. Use of Confidential or Material, Nonpublic Information

Access Persons may not buy or sell any security while in possession of material, nonpublic information about the security or the market for the security, whether obtained in the course of employment with Adviser or otherwise. An Access Person who believes he or she may possess such information must promptly report it to the Adviser CCO and may not trade in, or communicate the information concerning, the security until the Adviser CCO advises that the restriction no longer applies, consistent with the Manual’s insider trading and confidentiality policies [cross-reference to specific Manual chapter to be confirmed once chapter numbering is finalized].

Brandywine Asset Management, Inc. — Code of Ethics

I. Pre-Clearance

1. General Pre-Clearance Requirement

An Access Person must obtain the Adviser CCO’s (or a designee’s) approval before entering into any personal securities transaction other than a transaction in a security excluded under Section G. A pre-clearance request must disclose the security, the proposed transaction, and whether the security is held or under consideration by any Fund. The Adviser CCO logs each request and its disposition and denies any request that would violate Section H or otherwise present an actual or apparent conflict of interest. Pre-clearance approval is valid only for the trading day granted unless the Adviser CCO specifies otherwise.

2. Investment Personnel — Initial Public Offerings and Limited Offerings

“Investment Personnel” means (i) any employee of Adviser (or of any company in a control relationship with Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund, and (ii) any natural person who controls Adviser and who obtains information concerning recommendations made to a Fund regarding the purchase or sale of securities before the recommendations are disseminated. An “Initial Public Offering” is an offering of securities registered under the Securities Act of 1933, as amended (the “Securities Act”), the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act. A “Limited Offering” is an offering exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Section 4(a)(5) of the Securities Act, or pursuant to Rule 504 or Rule 506 under the Securities Act.

No member of Investment Personnel may directly or indirectly acquire beneficial ownership of any security in an Initial Public Offering or a Limited Offering without first obtaining the Adviser CCO’s written approval. A request for approval must disclose the Fund(s), if any, for which the requesting person plays a role in the decision-making process, and any other information the Adviser CCO deems relevant to whether the investment opportunity should be reserved for a Fund and whether it is being offered to the Investment Personnel member because of his or her position with Adviser. The Adviser CCO maintains a written record of each request and its disposition, including the reasons supporting any approval, consistent with Rule 17j-1(f).

J. Reports of Securities Holdings and Identification of Employee-Related Accounts

Adviser has adopted the following procedures concerning the reporting requirements for “Employee-Related Accounts.” An Employee-Related Account is any personal brokerage account of an Access Person, or any other brokerage account in which an Access Person has a direct or indirect beneficial interest and over which the Access Person exercises any control or influence. An Employee-Related Account includes an account of an Immediate Family member but excludes an account over which the Access Person exercises no control or influence (i.e., an account over which some other person exercises exclusive discretionary authority).

Brandywine Asset Management, Inc. — Code of Ethics

1. Notification of Employee-Related Accounts

Each Access Person must promptly notify the Adviser CCO in writing of the opening or existence of each Employee-Related Account, including the account name and number and the name and address of the broker-dealer or financial institution at which it is maintained, and must promptly notify the Adviser CCO of the closing of any such account.

2. Initial Holdings Report

Within 10 days of becoming an Access Person, and with information current as of a date not more than 45 days before the person became an Access Person, each Access Person must submit to the Adviser CCO a report of all holdings of securities covered under Section G, including the title and type of each security, its ticker symbol or CUSIP number (as applicable), the number of shares, and the principal amount, together with the name of each broker-dealer or bank where the Access Person maintains an account holding any securities.

3. Annual Holdings Report

Each Access Person must submit to the Adviser CCO, no later than 45 days after the end of each calendar year, a report containing the information required in an initial holdings report for all holdings of securities covered under Section G, current as of a date not more than 45 days before the report is submitted.

4. Quarterly Transaction Reports

Each Access Person must submit to the Adviser CCO, no later than 30 days after the end of each calendar quarter, a report of every reportable securities transaction during the quarter, including the date, the title, ticker symbol or CUSIP number (as applicable), interest rate and maturity date (if applicable), number of shares, and principal amount of each security involved, the nature of the transaction (purchase, sale, or other acquisition or disposition), the price, and the broker-dealer or bank through which it was effected.

K. Duplicate Confirmations and Account Statements

As an alternative to filing quarterly transaction reports directly, an Access Person may arrange for the broker-dealer or financial institution maintaining each Employee-Related Account to send duplicate confirmations of all trades and duplicate periodic statements directly to the Adviser CCO, provided the Adviser CCO receives them no later than 30 days after the end of each calendar quarter and they contain all information required in a quarterly transaction report. Only personnel the Adviser CCO designates to review personal trading have access to these materials, which are kept confidential subject to inspection by Adviser’s officers, the SEC, and other governmental bodies authorized by law.

Brandywine Asset Management, Inc. — Code of Ethics

L. Review of Reports

The Adviser CCO (or a designee) reviews all holdings reports, transaction reports, duplicate confirmations, and account statements submitted under this Code to: (1) ensure the propriety of Access Person trading activity; (2) identify transactions that may violate this Code or the Manual’s insider trading and tipping prohibitions [cross-reference to specific Manual chapter to be confirmed once chapter numbering is finalized]; and (3) identify apparent conflicts of interest. The Adviser CCO reports any finding of possible irregularity or impropriety immediately to Adviser’s senior management. The Adviser CCO’s own reports and pre-clearance requests are reviewed and approved by another senior officer of Adviser designated in writing.

M. Certification

Each Access Person must certify, upon becoming an Access Person and no less frequently than annually thereafter, that he or she has read and understood this Code, recognizes that he or she is subject to it, and has complied with its requirements, including the disclosure of all personal securities holdings and transactions required to be disclosed under this Code.

N. Sanctions

A violation of this Code may result in disciplinary action up to and including termination of employment, disgorgement of profits, referral to regulators, or another sanction the Adviser CCO determines appropriate given the nature and severity of the violation.

O. Recordkeeping

The Adviser CCO maintains a copy of this Code and each prior version in effect during the past five years, a record of each violation and the action taken, each Access Person’s written acknowledgment of receipt of this Code, each holdings and transaction report, each pre-clearance request and its disposition (including each request and disposition under Section I.2), a list of all persons who are, or within the past five years were, Access Persons, and a list of persons responsible for reviewing reports under this Code, in each case consistent with Rule 204A-1(c), Rule 17j-1(f), and the Manual’s record retention policy [cross-reference to specific Manual chapter to be confirmed once chapter numbering is finalized].

P. Administration and Approval of this Code

This Code, and any material amendment to this Code, must be approved by the Board of the Trust, including a majority of the Trustees who are not “interested persons” of the Trust within the meaning of the 1940 Act (the “Independent Trustees”), before this Code is used in connection with the Trust’s business and Adviser’s service as the Trust’s investment adviser, and any such material amendment must be so approved no later than six months after its adoption, consistent with Rule 17j-1(c)(1).

Brandywine Asset Management, Inc. — Code of Ethics

No less frequently than annually, the Board of the Trust, including a majority of the Independent Trustees, must determine that this Code contains provisions reasonably necessary to prevent Access Persons from engaging in the fraudulent, deceptive, or manipulative conduct prohibited by Rule 17j-1(b), based on a written report furnished by Adviser that describes any issues arising under this Code since the last such report, including information about any material violation of this Code and the sanction imposed, and that certifies Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating this Code, consistent with Rule 17j-1(c)(2)(ii).

Adviser will use reasonable diligence and maintain procedures reasonably necessary to prevent Access Persons from violating this Code, consistent with Rule 17j-1(c)(2)(i).